EXHIBIT 99.1

Bellevue Life Sciences Acquisition Corp. Announces Separate Trading of its Shares of Common Stock, Warrants and Rights Commencing March 17, 2023

Bellevue, Washington, March 14, 2023 -- Bellevue Life Sciences Acquisition Corp. (the “Company”) announced that holders of the 6,900,000 units sold in the Company’s initial public offering, including the 900,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, may elect to separately trade the shares of common stock, warrants and rights included in the units commencing March 17, 2023. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “BLACU,” and the separated shares of common stock, warrants and rights will trade on the Nasdaq under the ticker symbols “BLAC,” “BLACW” and “BLACR,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock, warrants and rights.
The units were initially offered by the Company in an underwritten offering. Chardan acted as sole book-running manager of the offering.
A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Bellevue Life Sciences Acquisition Corp.
The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, the Company intends to focus our search on companies in the healthcare industry.
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into shares of common stock, warrants and rights. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Tom Shin, Senior Vice President and Corporate Secretary
Phone: +1 (206) 317-9114, Email: tom.shin@bellevuecm.com